Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
August 21, 2024	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
	Los Angeles	Washington, D.C.
Arrow Electronics, Inc.	Madrid
9151 E Panorama Circle
Centennial, Colorado 80112

Re:	Registration Statement No. 333-277564; 5.150% Notes due 2029 of Arrow Electronics, Inc.

To the addressees set forth above:

We have acted as special counsel to Arrow Electronics, Inc., a corporation organized under the laws of New York (the “Company”), in connection with the issuance by the Company of $500,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2029 (the “Notes”), under an Indenture, dated March 1, 2024 (the “Base Indenture”), as supplemented by the second supplemental indenture, dated August 12, 2024, setting forth the terms of the Notes (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2024 (Registration No. 333-277564) (as so filed, the “Registration Statement”), a base prospectus, dated March 1, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated August 12, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated August 12, 2024 (the “Underwriting Agreement”), among the underwriters named therein and the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York (including the New York Business Corporation Law), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

August 21, 2024 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to:

(a)            the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b)            the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing, and the discretion of the court before which a proceeding is brought; and

(c)            the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy.

We express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (iii) waivers of rights or defenses contained in Section 10.10 of the Base Indenture; (iv) waivers of broadly or vaguely stated rights; (v) covenants not to compete; (vi) provisions for exclusivity, election or cumulating of rights or remedies; (vii) provisions authorizing or validating conclusive or discretionary determinations; (viii) grants of setoff rights; (ix) provisions for the payment of attorneys’ fees, where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) any provision permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xiv) any provision of the Documents (as defined below) that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States; and (xv) the severability, if invalid, of provisions to the foregoing effect.

August 21, 2024 Page 3

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated August 21, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP